UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2008

I-many, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30883	01-0524931
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

399 Thornall Street, 12th floor, Edison, NJ	08837
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 832-0228

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

As previously disclosed, on May 2, 2008, I-many, Inc., a Delaware corporation (“I-many”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among I-many, I-many Demand Corp., a Delaware corporation and wholly-owned subsidiary of I-many (“Merger Sub”), Edge Dynamics, Inc., a Delaware corporation (“Edge”) and Paul Holland as Stockholders’ Representative. The Merger Agreement provides for the merger of Merger Sub with and into Edge, with Edge being the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement.

On May 5, 2008, following the satisfaction of the conditions to closing contained in the Merger Agreement, I-many completed its acquisition of Edge and merged Edge with and into Merger Sub. In connection with the closing of the Merger, I-many paid to the Edge preferred stockholders a total of $500,000 in cash in exchange for their shares of Edge preferred stock. Common stockholders did not receive any consideration. I-many also paid off approximately $1.7 million of the outstanding indebtedness of Edge and assumed negative working capital of approximately $1.6 million. The funds used by I-many to complete the Merger were from cash on hand.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Businesses

The financial statements required by this item have not been filed with this report and will be filed with an amendment to this report on or before July 14, 2008.

(b)	Pro Forma Financial Information

The financial statements required by this item have not been filed with this report and will be filed with an amendment to this report on or before July 14, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I-many, Inc.

Date: May 6, 2008	By:	/s/ Kevin M. Harris
Kevin M. Harris, Chief Financial Officer and Treasurer